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                                                      Contact: Kristina Peterson
                                                      (760) 603-2521



       ISIS PHARMACEUTICALS' IBIS THERAPEUTICS DIVISION AWARDED ADDITIONAL
          2-YEAR, $7.1 MILLION CONTRACT TO DEVELOP DETECTION DEVICE FOR
                           BIOLOGICAL WARFARE DEFENSE

 LATEST AWARD BUILDS ON $1.8 MILLION DARPA CONTRACT ANNOUNCED EARLIER THIS MONTH

CARLSBAD, CA, OCTOBER 25 - Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) announced today that its Ibis Therapeutics(TM) division has received an additional two-year contract with the Defense Advanced Research Projects Agency (DARPA) to develop a sensor to detect infectious agents used in biological warfare attacks. This two-year contract is currently valued at up to an additional $7.1 million for the research program Triangulation Identification Genetic Evaluation of biological Risks (TIGER). Earlier this month, Isis announced the receipt of a $1.8 million award for the TIGER program, bringing the total of the TIGER contract to up to $8.9 million. Over the past year, San Diego-based Science Applications International Corporation (SAIC) and Ibis Therapeutics have worked together to receive the TIGER program award. The SAIC and Ibis Therapeutics partnership will combine Ibis' expertise in microbial genome sequence analysis and advanced mass spectrometry technology with SAIC's advanced signal processing capabilities.

"We are pleased to be collaborating with an outstanding team of experts from SAIC on this important project. The combination of Ibis and SAIC's expertise creates a unique team that has the abilities to tackle this difficult problem with innovative technological solutions," said David J. Ecker, Ph.D., President of Ibis Therapeutics. "As a research team and as a company, we are proud to be selected by DARPA to contribute our technology and expertise to assist in protecting our citizens against a biological attack."

The TIGER contract builds on the biological warfare countermeasure research Ibis Therapeutics has conducted in two previous DARPA programs. The preceding studies, initiated in 1997 and 1999, focused on creating a strategy to identify common binding sites, or structured regions within RNA, to a wide range of infectious agents in order to develop small molecules to combat infectious pathogens. Ibis' work for DARPA has yielded a number of proprietary targets and significant advances in RNA-targeted drug design. With this award, Ibis has received government-funded contracts totaling approximately $18 million.

Ibis Therapeutics has developed a novel program focused on the discovery of low molecular weight, orally bioavailable drugs that work by binding to RNA targets implicated in disease processes. The program is enabled by a technology platform that integrates functional genomics, informatics and an RNA-focused chemistry program coupled with novel, high throughput mass spectrometry-based screening methods. Ibis Therapeutics has initially focused on antibacterials, antivirals and antifungals as areas of therapeutic emphasis.

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Isis will conduct a live webcast conference call to discuss this release on
Friday, October 26th at 9:30 AM Eastern time. To participate over the internet, go to www.isip.com. A replay of the webcast will be available at this address for up to two weeks.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. Isis has 12 antisense products in its development pipeline with two in late-stage development and six in Phase II human clinical trials. Isis' GeneTrove(TM) division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics is a division focused on the discovery of small molecule drugs that bind to RNA. Isis has a broad patent estate as the owner or exclusive licensee of more than 800 issued patents worldwide.

This press release contains forward-looking statements pertaining to Ibis Therapeutics, a division of Isis Pharmaceuticals, Inc. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of working under government contract and in developing technology and devices used in the detection of infectious agents used in biological attacks and in the process of discovering, developing and commercializing drugs and sensors that are safe and effective for use as human therapeutics and devices and financing such activities. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in the Registration Statement on Form S-3 as amended on October 22, 2001 with the U.S. Securities and Exchange Commission, copies of which are available from the company.

GeneTrove(TM) and Ibis Therapeutics(TM) are trademarks of Isis Pharmaceuticals, Inc.




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